United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 5, 2011

(Date of Report)

ULTRALIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 23, 2011, Ultralife Corporation (“Ultralife” or the “Company”) initiated an action against Arista Power, Inc. (“Arista”) and Ultralife’s former senior sales and engineering employee, David Modeen, in the State of New York Supreme Court, County of Wayne (Index No. 73379). In its Complaint, the Company alleges that Arista recruited all but one of the members of its executive team from Ultralife, subsequently changed its business to compete directly with Ultralife by using Ultralife’s confidential information, and during the summer of 2011, recruited Modeen to become an Arista employee. Ultralife alleges that, as a result of actions by Arista and Modeen: (i) Modeen has breached the terms of his Employee Confidentiality, Non-Disclosure, Non-Compete, Non-Disparagement and Assignment Agreement with the Company; (ii) Modeen has breached certain agreements, duties and obligations he owed Ultralife, including to protect and refrain from disclosing Ultralife’s trade secrets and confidential and proprietary information; (iii) Arista’s employment of Modeen will inevitably lead to the disclosure and use of the Company’s trade secrets by Arista, in violation of Modeen’s duties and obligations to the Company; (iv) Arista unlawfully induced Modeen to breach his agreements with and duties and obligations to the Company; and (v) Arista’s recruitment and employment of Modeen has breached a subcontract between Arista and the Company. The Company seeks damages as determined at trial and preliminary and permanent injunctive relief. The defendants have answered the allegations set forth in the Complaint, without asserting any counterclaims. Discovery has commenced and is ongoing.

On December 5, 2011, Arista served the Company with a Complaint it filed on November 29, 2011 in the State of New York Supreme Court, County of Monroe (Index No. 11-13896) against Ultralife, its officers, several of its directors, and an employee. In its Complaint, Arista alleges that the Company and its named defendants have violated the terms of a Confidentiality Agreement with Arista and have unfairly competed against Arista by unlawfully appropriating Arista’s trade secrets and that as a result of such activity, Arista has incurred damages in excess of $60 million. Arista seeks damages, an accounting, and preliminary and permanent injunctive relief. The Company and the officers, directors and employee named in the Complaint have yet to answer the allegations set forth in the Complaint.

Ultralife initiated the September 23, 2011 Complaint against Arista Power to protect its customers, employees and shareholders from the unauthorized use and theft of its investments in intellectual property, trade secrets and confidential information by Arista and its employees. Protecting the Company’s collective intellectual property and know-how, developed at great cost to Ultralife to form its competitive position in the marketplace and create value for its shareholders, is a fundamental responsibility of all Ultralife employees.

The Company believes the November 29, 2011 Arista Complaint is retaliatory and without merit. Ultralife’s development of the foundation for the new product concept for which Arista claims the Company allegedly used its trade secrets commenced in 2008, long prior to the departure of those individuals who now constitute the executive team of Arista. Furthermore, the Company believes the purported damage of $60 million being claimed by Arista is based solely on the reduction in the market capitalization of Arista between November 2009 and the filing date of the Complaint. This market value loss is totally unrelated to any actions on account of Ultralife, and claims for recovery of this or any other amount are legally and factually baseless.

Accordingly, Ultralife will vigorously pursue its complaint against Arista and defend what it believes to be a meritless action on the part of Arista Power.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2011		ULTRALIFE CORPORATION

	By:	/s/ Peter F. Comerford
Peter F. Comerford
Vice President of Administration, General Counsel and Secretary